Exhibit 4.2

BURLINGTON NORTHERN SANTA FE, LLC

Certificate of Determination

Dated as of May 16, 2016

The undersigned, Paul Bischler, Vice President – Finance & Chief Sourcing Officer and Treasurer, and Beth A. Miller, AVP Treasury and Risk Management and Assistant Treasurer, each of Burlington Northern Santa Fe, LLC (successor-in-interest to Burlington Northern Santa Fe Corporation), a Delaware limited liability company (the “Company”), do hereby certify that pursuant to the authority granted in the resolutions (collectively, the “Resolutions”) of the Board of Managers of the Company adopted on April 6, 2015 and April 18, 2016 and pursuant to Sections 201, 301 and 303 of the Indenture, dated as of December 1, 1995, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor-in-interest to J.P. Morgan Trust Company, National Association, as successor-in-interest to Bank One Trust Company, N.A., as successor-in-interest to The First National Bank of Chicago, as Trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of February 11, 2010, among Burlington Northern Santa Fe Corporation, R Acquisition Company, LLC and the Trustee, and further supplemented by the Eighteenth Supplemental Indenture, dated as of May 16, 2016 (the “Eighteenth Supplemental Indenture”), between the Company and the Trustee (together with the Eighteenth Supplemental Indenture, the “Indenture”), there was established as of May 16, 2016 one series of securities under the Indenture with the following terms:

1.	The securities of the series are entitled “3.900% Debentures due August 1, 2046” (the “Debentures”).

2.	The Debentures are initially being offered in the aggregate principal amount of $750,000,000 (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and any Debentures which pursuant to Section 303 are deemed never to have been authenticated and delivered thereunder). The Company may, without the consent of the Holders of the Debentures of a series, issue additional Debentures of such series and thereby increase such principal amount, on the same terms and conditions and with the same CUSIP number as the Debentures of such series.

3.	The principal amount of the Debentures will mature on August 1, 2046, subject to the provisions of the Indenture relating to acceleration.

4.	The Debentures will bear interest from May 16, 2016 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, at the rate of 3.900% per annum, payable semi-annually in arrears on February 1 and August 1 of each year (each, an “Interest Payment Date”), commencing February 1, 2017 to the persons in whose names the Debentures are registered on the close of business on the immediately preceding January 15 and July 15, respectively, whether or not such day is a Business Day (each, a “Regular Record Date”).

5.	Subject to paragraph 10 below, the principal of and premium (if any) and interest on the Debentures will be payable at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, in The City of New York, which shall be initially the corporate trust office of the Trustee; provided, however, that at the option of the Company, such payment of interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

6.	The Debentures will be redeemable as a whole or in part at the option of the Company, at any time, as set forth in the Eighteenth Supplemental Indenture.

7.	Holders of the Debentures shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000) of such holder’s Debentures upon the occurrence of a Change of Control Repurchase Event (as defined in the Eighteenth Supplemental Indenture), as set forth in the Eighteenth Supplemental Indenture.

8.	The Debentures shall not be entitled to the benefit of any sinking fund, nor shall the Debentures be repayable at the option of the registered Holders thereof.

9.	Subject to paragraph 10 below, the Debentures shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

10.	Upon issuance the Debentures will be represented by one or more Global Securities deposited with, or on behalf of, The Depository Trust Company (the “Depositary”). Settlement for the Debentures will be made by the Underwriters (as hereinafter defined) in immediately available funds. All payments of principal and interest shall be made by the Company in immediately available funds as long as the Debentures are represented by Global Securities. As long as the Debentures are represented by Global Securities registered in the name of the Depositary or its nominee, the Debentures will trade in the Depositary’s Same-Day Funds Settlement System, and secondary market trading activity in the Debentures will therefore settle in immediately available funds. Except as set forth in the Indenture or in the Prospectus Supplement relating to the Debentures, the Debentures will not be issuable in definitive form.

Furthermore, we hereby (i) approve the forms of and authorize the execution and delivery of the Debentures (copies of which are attached as Exhibit A-1 and Exhibit A-2), and the Underwriting Agreement, dated May 9, 2016, among the Company and Citigroup

Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several underwriters listed therein (a copy of which is attached as Exhibit B), and (ii) ratify the execution and delivery of the Eighteenth Supplemental Indenture (a copy of which is attached as Exhibit C).

All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Indenture.

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IN WITNESS WHEREOF, we have set our hands as of the date above first written.

By:	/s/ Paul Bischler
Paul Bischler
Vice President – Finance & Chief Sourcing Officer and Treasurer

By:	/s/ Beth A. Miller
Beth A. Miller
AVP Treasury and Risk Management and Assistant Treasurer

[Signature Page to Officers’ Certificate to the Trustee (Certificate of Determination)]